As filed with the Securities and Exchange Commission on September 4, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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GLOBAL PAYMENTS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2008 annual meeting of shareholders (the “Annual Meeting”) of Global Payments Inc. (the “Company”) will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 26, 2008, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class II directors to serve until the annual meeting of shareholders in 2011, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death; and

2.	To ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on August 22, 2008 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. You may vote your shares by completing and returning the enclosed proxy card, or you may vote via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the enclosed proxy statement and proxy card.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m., Central Time, on September 26, 2008.

When you submit your proxy, you authorize Paul R. Garcia or Suellyn P. Tornay or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, for the election of the Class II nominees and for the ratification of the reappointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent public accountants. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the Board does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

SUELLYN P. TORNAY, Executive Vice President, General Counsel and Corporate Secretary

Dated: September 4, 2008

September 4, 2008

GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

PROXY STATEMENT

A.	Introduction

This Proxy Statement is being furnished to solicit proxies on behalf of the Board of Directors of Global Payments Inc. (the “Company” or “we”) for use at the 2008 annual meeting of shareholders (the “Annual Meeting”), and at any adjournments or postponements thereof. The Annual Meeting will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 26, 2008, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class II directors to serve until the annual meeting of shareholders in 2011, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death, and

2.	To ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about September 4, 2008.

B.	Quorum and Voting

(1) Voting Shares. Pursuant to our Amended and Restated Articles of Incorporation, only the Company’s common shares, no par value (the “Common Stock”), may be voted at the Annual Meeting.

(2) Record Date. Only those holders of Common Stock of record at the close of business on August 22, 2008, are entitled to receive notice and to vote at the Annual Meeting or any adjournment or postponement thereof. On that date, there were 79,788,999 shares of Common Stock issued and outstanding, held by approximately 2,461 shareholders of record. These holders are entitled to one vote per share.

(3) Quorum. In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the Annual Meeting must be present (a “Quorum”), either in person or represented by proxy. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a Quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the respective shareholders have indicated their intention to abstain or withhold their votes. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a Quorum and may be entitled to vote on other matters at the Annual Meeting.

(4) Voting Options. The first proposal, which is the election of three directors in Class II, will require the vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present. Shareholders may (i) vote “for” each nominee, or (ii) “withhold” authority to vote for any nominee. If a Quorum is present, a vote to “withhold” and a broker non-vote will have no effect on the outcome of the election of directors. The three nominees receiving the most votes will be elected to serve as the Class II Directors for a three-year term.

With respect to the second proposal, the ratification of the reappointment of Deloitte as the Company’s independent public accountants, shareholders may (i) vote “for,” (ii) vote “against,” or (iii) “abstain” from voting on the proposal. An abstention will have the same effect as a vote “against,” while a broker non-vote will have no effect on the outcome of the reappointment of Deloitte as the Company’s independent public accountants.

(5) Internet and Telephone Voting. Shareholders of record can simplify their voting and reduce our costs by voting their shares via the Internet or by telephone. Shareholders may submit their proxy voting instructions via the Internet by accessing the website identified on the enclosed proxy card and following instructions on the website. Shareholders who choose to submit their proxy voting instructions by telephone should call the phone number identified on the enclosed proxy card and follow the prompts. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of Internet and telephone voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote via the Internet or by telephone, please date, sign, and return the proxy card.

(6) Default Voting. When a proxy is timely executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions indicated in the proxy. IF NO INSTRUCTIONS ARE INDICATED, HOWEVER, PROXIES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 RELATING TO THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

The Board of Directors is not presently aware of any business to be presented for a vote at the Annual Meeting other than the proposals noted above. If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is made, in their own discretion.

(7) Revocation of a Proxy. A shareholder’s submission of a proxy via the Internet, by telephone, or by mail does not affect the shareholder’s right to attend in person. A shareholder who has given a proxy may revoke it at any time prior to its being voted at the Annual Meeting by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at our address listed on the first page of this proxy statement, (ii) properly submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m. Central Time on September 26, 2008.

(8) Adjourned Meeting. If a Quorum is not present, the Annual Meeting may be adjourned by the holders of a majority of the shares of Common Stock represented at the Annual Meeting. The Annual Meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

ELECTION OF DIRECTORS; NOMINEES

Our Bylaws provide that the number of directors constituting the Board of Directors shall be not less than two nor more than twelve, as determined from time to time by resolution of the shareholders or of the Board of Directors. Our Board of Directors has adopted a resolution that the Board should have nine members. The Board of Directors currently consists of nine members, who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms.

The three directors in Class II, Paul R. Garcia, Gerald J. Wilkins, and Michael W. Trapp, have been nominated for election at the Annual Meeting. The Class II Directors will be elected to hold office until the 2011 annual meeting of shareholders, or until their respective successors have been duly elected and qualified, or until their respective earlier resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the three nominees.

A.	Certain Information Concerning the Nominees and Directors

The following table sets forth the names of the nominees and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and employers for at least the past five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information. There is no family relationship between any of our executive officers or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such. For information concerning membership on committees of the Board of Directors, see “Other Information about the Board and its Committees” below.

NOMINEES FOR DIRECTOR

Class II

Term Expiring Annual Meeting 2011

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Paul R. Garcia (56)	Chairman of the Board of the Company (since October 2002); Director, President and Chief Executive Officer of the Company (since February 2001); Chief Executive Officer of NDC eCommerce, a division of National Data Corporation (July 1999 – January 2001); President and Chief Executive Officer of Productivity Point International (March 1997 – September 1998); Group President of First Data Card Services (1995 – 1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989 –1995).

Gerald J. Wilkins (50)

Director of the Company (since November 2002)

Chief Financial Officer, Habitat for Humanity International (since August 2007) (1); President, WJG Consulting, Inc. (2003-2007) (2); Executive Vice President and Chief Financial Officer of AFC Enterprises, Inc. (2000-2003) (3); Chief Financial Officer of AFC Enterprises, Inc. (1995-2000); Vice President, International Business Planning, KFC International (1993-1995).

Michael W. Trapp (68)

Director of the Company (since July 2003)

President, Sands Partners, Inc. (since 2000) (4); Managing Partner, Southeast area, Ernst & Young LLP (1993-2000); Director, The Ann Taylor Stores Corporation.

(1)	Nonprofit housing ministry.

(2)	Independent consulting firm.

(3)	Franchisor and operator of quick-service restaurants.

(4)	Investment business.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

Term Expiring Annual Meeting 2010

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Edwin H. Burba, Jr. (71)

Director of the Company (since February 2001)

National Security Leadership and Business Consultant (since 1993); Commander in Chief, Forces Command, United States Army (1989-1993); Commanding General, Combined Field Army of the Republic of Korea and United States (1988-1989).

Raymond L. Killian (71)

Director of the Company (since September 2003)

Chairman Emeritus, Investment Technology Group, Inc. (since March 2007) (1); Chairman, Investment Technology Group, Inc. (1997-2007); President and Chief Executive Officer, Investment Technology Group, Inc. (1995-2002 and 2004-2007); Executive Vice President, Jefferies Group, Inc. (1985-1995); Vice President, Institutional Sales, Goldman Sachs & Co. (1982-1985); Director, Voice Automation, Inc. and Partner, High Street Equity Advisors.

Ruth Ann Marshall (54)

Director of the Company (since September 2006)

President, Americas for MasterCard International (2000-2006) (2); Senior Executive Vice President, Concord, EFS (1995-1999); Director, Pella Corporation and ConAgra, Inc.

(1)	Specialized agency brokerage and technology firm.

(2)	A global payment solutions company.

Class III

Term Expiring Annual Meeting 2009

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Alex W. Hart (68)

Director of the Company (since February 2001)

Business Consultant (since October 1997); Chief Executive Officer of Advanta Corporation (1995-1997); Executive Vice Chairman of Advanta Corporation (1994); President and Chief Executive Officer of MasterCard International (1988-1994); Director, Fair Isaac Corporation and VeriFone, Inc.; Chairman of the Board and Director, Silicon Valley Bancshares.

William I Jacobs (66)

Director of the Company (since February 2001)

Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000-2002) (1); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999-2000); Executive Vice President, Global Resources for MasterCard International (1995-1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc. (1984-1994); Director, Asset Acceptance Capital Corp.

Alan M. Silberstein (60)

Director of the Company (since September 2003)

President, Allston Associates LLP (previously Silco Associates Inc.) (since October 2004) (2); President and Chief Operating Officer, Debt Resolve, Inc. (2003-2004) (3); President and Chief Executive Officer, Western Union (2000-2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996-1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992-1995); Director, Capital Access Network, Inc.

(1)	National residential and small business energy provider.

(2)	Management services firm.

(3)	Provider of online collections services.

B.	Other Information about the Board and its Committees

(1) Meetings. During the fiscal year ended May 31, 2008 (the 2008 fiscal year), our Board of Directors held nine meetings. All directors attended 75% or more of the combined total of the Board of Directors meetings and meetings of the committees on which they served during the period for which the respective director served on the Board of Directors or the applicable committee.

(2) Fiscal Year 2008 Director Compensation. The following table reflects the compensation payable to the outside directors of the Company. Since we do not offer any non-equity incentive plan compensation or any pension benefits to our directors, and there was no other compensation to be disclosed, columns (e), (f), and (g) have been eliminated.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total
(a)	(b)	(c)	(d)	(h)
Edwin H. Burba	$66,500	$45,018	$49,863	$161,381
Paul R. Garcia (3)	—	—	—	—
Alex W. Hart	$65,500	$45,018	$49,863	$160,381
William I Jacobs	$94,500	$69,995	$49,863	$214,358
Raymond L. Killian	$69,500	$45,018	$48,451	$162,969
Ruth Ann Marshall	$56,500	$45,018	$28,476	$129,994
Alan M. Silberstein	$65,000	$45,018	$48,451	$158,469
Michael W. Trapp	$75,000	$45,018	$48,507	$168,525
Gerald J. Wilkins	$62,000	$45,018	$48,875	$155,893

(1)	The amount shown in this column is the number of shares received multiplied by the value of the stock on the date of the grant. Additional details are set forth in the section entitled “Compensation Policy” below.

(2)	The amounts shown in this column reflect stock option awards granted in fiscal year 2008 and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes for option awards during fiscal year 2008 related to service-based vesting conditions pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R. Additional details regarding the grant are set forth in the section entitled “Amended and Restated 2000 Non-Employee Director Stock Option Plan” below.

(3)	Mr. Garcia is a member of the Board of Directors and is also an employee of the Company and does not receive any additional compensation for his role as a director.

(3) Compensation Policy. We have a policy regarding the compensation of directors, which provides that a non-employee director who serves as the lead director is compensated at a rate of $75,000 per year in cash and receives shares of the Company’s stock worth approximately $70,000. A non-employee director who serves as the chairperson of the audit committee receives $55,000 in cash and stock worth approximately $45,000. A non-employee director who serves as a chairperson of any other committee receives $50,000 in cash and stock worth approximately $45,000. Each other non-employee director receives an annual retainer of $45,000 in cash and shares of stock worth approximately $45,000. All Company stock issued pursuant to the director compensation policy is valued at the then-prevailing market price and is issued under our Amended and Restated 2005 Incentive Plan. Pursuant to the foregoing policy, Mr. Jacobs received 1,645 shares of stock, and each of the other non-employee directors received 1,058 shares of stock. Such stock is issued and cash is paid on the business day following each annual meeting of shareholders. By paying part of the annual consideration in stock, we believe that this encourages ownership of our stock by our directors.

In addition, all non-employee directors received $1,500 per Board meeting attended, except for the lead director who received $2,500 per Board meeting. Non-employee directors who served on a committee received $1,500 per committee meeting, while the chairperson of such committee received $2,500 per committee meeting. Telephonic meetings and telephonic participation are compensated at $1,000 per meeting. We do not compensate a director who is also an employee of the Company for his or her services as a director. Directors were also compensated for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The spouses of the Board members were invited to attend one of the meetings held in Atlanta and we paid or reimbursed the directors for the applicable out-of-pocket expenses incurred.

(4) Amended and Restated 2000 Non-Employee Director Stock Option Plan. We maintain the Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “2000 Director Plan”), which provides for the grant to each of our non-employee directors of an option to purchase shares of Common Stock having a valuation according to the Black-Scholes option pricing model of $80,000. The purpose of the 2000 Director Plan is to advance the interests of the Company by encouraging ownership of our Common Stock by non-employee directors, thereby giving such directors an increased incentive to devote their efforts to our success. The options are granted to non-employee directors upon election or appointment to the Board and on the business day following each annual meeting of shareholders. Option grants under the 2000 Director Plan are pro-rated for partial years of service. All options granted in fiscal year 2008 under the 2000 Director Plan will become exercisable as to 25% of the shares after the first year, 25% after the second year, 25% after the third year, and 25% after the fourth year of service from the grant date, except that such options will become fully exercisable upon the death, disability or retirement of the grantee, or upon the grantee’s failure to be re-nominated or re-elected as a director. Upon a grantee’s termination as a director for any reason, the options held by such person under the 2000 Director Plan will remain exercisable for five years or until the earlier expiration of the option. The exercise price for each option granted under the 2000 Director Plan will be the fair market value of the shares of Common Stock subject to the option on the date of the grant. Each option granted under the 2000 Director Plan will, to the extent not previously exercised, terminate and expire on the date which is 10 years after the grant date of the option unless the 2000 Director Plan provides for earlier termination. During the fiscal year ended May 31, 2008, the eight non-employee directors received a stock option grant for the purchase of 5,402 shares of the Company’s Common Stock at an exercise price of $42.55 per share.

(5) Outstanding Options for Directors. The following table reflects the outstanding options (vested and unvested) for each non-employee director as of May 31, 2008. The value is calculated by multiplying the number of options outstanding by the difference between the value of our stock on the first business day after May 31, 2008, which was $46.46, and the exercise price of the option.

Non-employee Directors	Options Outstanding as of May 31, 2008 (includes vested and unvested)	Value as of the first business day following May 31, 2008 (includes vested and unvested)
Edwin H. Burba	55,062	$1,381,058
Alex W. Hart	39,322	$830,987
William I Jacobs	55,062	$1,381,058
Raymond L. Killian	25,940	$403,062
Ruth Ann Marshall	9,772	$53,984
Alan M. Silberstein	25,940	$403,062
Michael W. Trapp	27,166	$439,198
Gerald J. Wilkins	28,064	$470,499

(6) Lead Director. The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive Board sessions. Mr. Jacobs serves as our lead director. Any interested party may contact the lead director by directing such communications to him at our address (10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473). Any such correspondence received by us will be forwarded to Mr. Jacobs.

(7) Director Independence. Each year the Board of Directors undertakes a review of director independence based on the standards for director independence included in the New York Stock Exchange corporate governance rules. The Board considers whether or not there existed any relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether or not any such relationships and transactions existed and, if so, whether any such relationships or transactions were inconsistent with a determination that the director is independent. In fiscal year 2008, there were no such relationships or transactions between the non-employee directors and the Company to review and, as a result, the Board of Directors has determined that all of the directors, except Mr. Garcia (who serves as the Company’s President and Chief Executive Officer), are independent of the Company and its management.

(8) Committees. Our Board of Directors has a separately-designated Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that all members of the three committees satisfy the independence requirements of the SEC and the New York Stock Exchange. Each of the committee charters and our corporate governance guidelines are available on our website (www.globalpaymentsinc.com), and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Certain information regarding the functions of the Board’s committees and their present membership is provided below. In addition, the Board of Directors also maintains a Technology Committee.

(9) Audit Committee. As of the end of fiscal year 2008, the members of the Audit Committee were Mr. Trapp (Chairperson), Mr. Wilkins, and Mr. Silberstein. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on our website (www.globalpaymentsinc.com). The Audit Committee annually reviews a report by the independent auditors describing the firm’s internal quality control procedures; reviews the scope, plan and results of the annual audit of the financial statements by our independent auditors; reviews the scope, plan and results of the internal audit program; reviews the nature and extent of non-audit professional services performed by the independent auditors; and annually recommends to the Board of Directors the firm of independent public accountants to be selected as our independent auditors for the next fiscal year. During fiscal year 2008, the Audit Committee held four meetings, each of which was separate from a regular Board meeting.

(10) Audit Committee Financial Expert. The Board of Directors has determined that the chairman of the Audit Committee, Mr. Trapp, is an audit committee financial expert and is independent as independence for audit committee members is defined under the rules established by the SEC and the New York Stock Exchange.

(11) Compensation Committee. As of the end of fiscal year 2008, the members of the Compensation Committee were General Burba (Chairperson), Mr. Hart, Mr. Jacobs, and Mr. Killian. The Committee operates under a written charter which is available on our website (www.globalpaymentsinc.com). This committee reviews levels of compensation, benefits, and performance criteria for our executive officers and administers the Amended and Restated 2000 Long Term Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Director Plan, and the Amended and Restated 2005 Incentive Plan. The Compensation Committee charter allows the Committee to delegate certain matters within its authority to individuals, and the Committee may form and delegate authority to subcommittees as appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties, and for fiscal year 2008 the Committee retained the services of Hewitt Associates, an independent compensation consulting firm. The Compensation Discussion and Analysis section of this proxy describes our processes and procedures for the consideration and determination of executive compensation, including the role of the executive officers in determining compensation, and describes the role of Hewitt in more detail.

During fiscal year 2007, the Compensation Committee also hired Hewitt to assist with a review of the director compensation. The Compensation Committee, with Hewitt’s assistance, made recommendations to the full Board, which was approved on July 24, 2007 and which took effect on September 27, 2007 and will remain in effect for three years. The executives have no role in determining Board compensation. During fiscal year 2008, the Compensation Committee held two meetings, both of which were separate from regular Board meetings.

(12) Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee has ever served as an officer or an employee of the Company or any of its subsidiaries and has never had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

(13) Governance and Nominating Committee. As of the end of fiscal year 2008, the members of the Governance and Nominating Committee were Mr. Hart (Chairperson), General Burba, Mr. Jacobs, and Ms. Marshall. The Committee operates under a formal charter which is available on our website (www.globalpaymentsinc.com). This committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to us, determining the structure of the Board and its committees, and for identifying, nominating, proposing, and qualifying nominees for open seats on the Board of Directors, based primarily on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the Board of Directors;

•	Serves on no more than five other publicly-held corporation boards of directors; and

•	Serves on no more than three other audit committees of boards of directors of publicly-held corporations.

In evaluating nominees, the Committee will also take into account the consideration that members of the Board of Directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance and Nominating Committee does not consider or accept nominees to the Board of Directors nominated by shareholders. The Governance and Nominating Committee considers candidates for director who are recommended by other members of the Board of Directors and by management, as well as those identified by any outside consultants retained by the committee to assist in identifying possible candidates.

Members of the Governance and Nominating Committee must discuss and evaluate possible candidates prior to recommending them to the Board. This committee had no formal meetings during fiscal year 2008.

(14) Communications from Security Holders. Any security holder may contact any member of the Board of Directors by directing such communication to such Board member at our address (10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473). Any such correspondence received by us shall be forwarded to the applicable Board member.

(15) Attendance at Annual Meeting. All directors are expected to attend our annual meeting of shareholders. On the date of the fiscal year 2007 annual shareholder meeting, there were nine members on our Board of Directors, and all nine members were present at the meeting.

RATIFICATION OF THE REAPPOINTMENT OF AUDITORS

A.	Deloitte & Touche LLP

The Audit Committee recommends, and the Board of Directors selects, independent public accountants for the Company. The Audit Committee has recommended that Deloitte & Touche LLP or Deloitte, who served during the fiscal year ended May 31, 2008, be selected for the fiscal year ending May 31, 2009, and the Board has approved the selection. Unless a shareholder directs otherwise, proxies will be voted for the approval of the selection of Deloitte as independent public accountants for fiscal year ending May 31, 2009. If the appointment of Deloitte is not ratified by the shareholders, the Board will consider the selection of other independent public accountants for 2009.

A representative of Deloitte will be present at the 2008 Annual Meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

B.	Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our quarterly reports on Form 10-Q were $1,768,000 for fiscal year 2007 and $1,941,000 for fiscal year 2008.

C.	Audit-Related Fees

Audit-related fees are the fees billed by Deloitte for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The audit related fees billed during fiscal year 2007 were $141,000 and $82,000 for fiscal year 2008. The fees paid in fiscal year 2007 were for services in connection with acquisition due diligence procedures and consultation concerning our response to correspondence received from the SEC. The fees paid in fiscal year 2008 were for services in connection with acquisition due diligence procedures and audits of financial statements included in certain Asia-Pacific jurisdiction tax returns, as required by local statute.

D.	Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning services were $481,000 for fiscal year 2007 and $750,000 for fiscal year 2008. In fiscal year 2007, $243,000 of such fees were for tax return preparation and compliance and $238,000 were for tax consulting and advisory services. In fiscal year 2008, $180,000 of such fees were for tax return preparation and compliance, and $570,000 were for tax consulting and advisory services.

E.	All Other Fees.

Except as described above, there were no other fees billed by Deloitte for professional services in fiscal year 2007 or fiscal year 2008.

F.	Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described under the headings “Audit Fees,” “Audit-Related Fees,” “Tax Fees”, and “All Other Fees” were approved by the Audit Committee in accordance with the foregoing policy.

G.	Audit Committee Review

Our Audit Committee has reviewed the services rendered and the fees billed by Deloitte for the fiscal year ended May 31, 2008. The Audit Committee has considered whether or not the provision of non-audit services described above under the headings “Audit-Related Fees” and “All Other Fees” is compatible with maintaining Deloitte’s independence and have determined that the provision of such services does not affect Deloitte’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

CERTAIN INFORMATION CONCERNING THE EXECUTIVE OFFICERS

The following table sets forth the names of our executive officers, their ages, their positions with the Company, and their principal occupations and employers for at least the past five years. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was elected an officer, other than arrangements or understandings with our officers acting solely in their capacities as such. Our executive officers serve at the pleasure of our Board of Directors.

Name	Age	Current Position(s)	Position with Global Payments and Other Principal Business Affiliations
Paul R. Garcia	56	Chairman of the Board of Directors, President and Chief Executive Officer	Chairman of the Board of Directors of the Company (since October 2002); President and Chief Executive Officer of the Company (since September 2000); Chief Executive Officer of NDC eCommerce (July 1999–January 2001); President and Chief Executive Officer of Productivity Point International (March 1997–September 1998); Group President of First Data Card Services (1995–1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989–1995).

James G. Kelly	46	Senior Executive Vice President and Chief Operating Officer	Senior Executive Vice President (since April 2004) and Chief Operating Officer (since October 2005) of the Company; Chief Financial Officer of the Company (February 2001-October 2005), Chief Financial Officer of NDC eCommerce (April 2000–January 2001); Managing Director, Alvarez & Marsal (March 1996–April 2000); Director, Alvarez & Marsal (1992–1996) and Associate, Alvarez & Marsal (1990–1992); and Manager, Ernst & Young’s mergers and acquisitions/audit groups (1989–1990).

Joseph C. Hyde	34	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer (since October 2005) of the Company; Senior Vice President of Finance of the Company (December 2001–October 2005); Vice President of Finance of the Company (February 2001–December 2001); Vice President of Finance of NDC eCommerce (June 2000–January 2001).

Daniel C. O’Keefe	42	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer of the Company (since August 2008); Vice President, Accounting Policy of the Company (April 2008-August 2008); Vice President and Chief Accounting Officer of Ocwen Financial Corporation (November 2006-April 2008); Vice President, Business Management of RBS Lynk (February 2005–October 2006); Assistant Controller, External Reporting of Beazer Homes USA, Inc.

			(November 2002–February 2005).

Suellyn P. Tornay	47	Executive Vice President and General Counsel	Executive Vice President (since June 2004) and General Counsel for the Company (since February 2001); Interim General Counsel for National Data Corporation (1999–2001); Group General Counsel, eCommerce Division of National Data Corporation (1996–1999); Senior Attorney, eCommerce Division of National Data Corporation (1987–1995); Associate at Powell, Goldstein, Frazer, & Murphy (1985–1987).

Carl J. Williams	56	President –World-Wide Payment Processing	President–World-Wide Payment Processing of the Company (since March 2004); President and CEO of Baikal Group, LLC (March 2002–February 2004) (1); President of Spherion Assessment Group, a business unit of Spherion Inc. (NYSE: SFN) (May 1996–February 2002); Chairman and CEO of HR Easy, Inc., (acquired by Spherion Inc.) (1996–1998); Executive Vice President—National Processing Corporation, President of the Merchant Services Division (NYSE:NAP) (1992–1996); President & CEO of JBS, Inc. (1981–1992) (acquired by National Processing Corporation).

Morgan M. Schuessler	38	Executive Vice President, Human Resources and Corporate Communications	Executive Vice President, Human Resources and Corporate Communications of the Company (since June 2007); Senior Vice President, Human Resources and Corporate Communications of the Company (June 2006–June 2007); Senior Vice President, Marketing and Corporate Communications of the Company (October 2005–June 2006); Vice President, Marketing of the Company (February 2005–October 2005); Vice President, Global Purchasing Solutions of American Express Company (February 2002–February 2005). (3)

(1)	Management consulting services.

(2)	Consumer money transfer company and subsidiary of the Company.

(3)	A global payments network and travel company.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as of August 19, 2008, with respect to the beneficial ownership of the Company’s Common Stock by the nominees to the Board, by the directors of the Company, by each of the persons named in the Summary Compensation Table, and by the 15 persons, as a group, who were directors and/or executive officers of the Company on August 19, 2008.

Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Paul R. Garcia	1,271,675	(2)	1.5%
Edwin H. Burba, Jr.	51,549	(3)	*
Alex W. Hart	43,593	(4)	*
William I Jacobs	74,908	(5)	*
Raymond L. Killian, Jr.	23,047	(6)	*
Ruth Ann Marshall	5,235	(7)	*
Alan M. Silberstein	23,047	(8)	*
Michael W. Trapp	24,511	(9)	*
Gerald J. Wilkins	24,141	(10)	*
Joseph C. Hyde	117,289	(11)	*
James G. Kelly	526,676	(12)	*
Carl J. Williams	107,713	(13)	*
Suellyn P. Tornay	85,469	(14)	*
All Directors and Executive Officers as a group	2,412,031	(15)	2.9%

*	Less than one percent.

(1)	The percentage calculations are based on 79,770,969 shares of Common Stock outstanding on August 19, 2008, plus shares that could be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days of August 19, 2008.

(2)	This amount includes 71,074 shares of restricted stock over which Mr. Garcia currently has sole voting power and includes options to purchase 929,294 shares which are currently exercisable or will become exercisable within 60 days. This amount includes 38,088 shares held by a grantor retained annuity trust of which Mr. Garcia’s wife is the trustee.

(3)	This amount includes options to purchase 47,635 shares which are currently exercisable or will become exercisable within 60 days. This amount includes 3,824 shares held in a trust of which General Burba and his wife are co-trustees.

(4)	This amount includes options to purchase 31,895 shares which are currently exercisable or will become exercisable within 60 days.

(5)	This amount includes options to purchase 47,635 shares which are currently exercisable or will become exercisable within 60 days.

(6)	This amount includes options to purchase 18,513 shares which are currently exercisable or will become exercisable within 60 days.

(7)	This amount includes options to purchase 3537 shares which are currently exercisable or will become exercisable within 60 days.

(8)	This amount includes options to purchase 18,513 shares which are currently exercisable or will become exercisable within 60 days.

(9)	This amount includes options to purchase 19,739 shares which are currently exercisable or will become exercisable within 60 days. This amount includes 4,772 shares held in a trust of which Mr. Trapp and his wife are co-trustees.

(10)	This amount includes options to purchase 20,637 shares which are currently exercisable or will become exercisable within 60 days.

(11)	This amount includes 14,943 shares of restricted stock over which Mr. Hyde has sole voting power and options to purchase 81,716 shares which are currently exercisable or will become exercisable within 60 days.

(12)	This amount includes 23,692 shares of restricted stock over which Mr. Kelly currently has sole voting power and options to purchase 380,055 shares which are currently exercisable or will become exercisable within 60 days.

(13)	This amount includes 29,266 shares of restricted stock over which Mr. Williams currently has sole voting power and options to purchase 63,463 shares which are currently exercisable or will become exercisable within 60 days.

(14)	This amount includes 10,935 shares of restricted stock over which Ms. Tornay currently has sole voting power and options to purchase 57,164 shares which are currently exercisable or will become exercisable within 60 days.

(15)	This amount includes 1,740,543 options which are currently exercisable or will become exercisable within 60 days.

COMMON STOCK OWNERSHIP BY CERTAIN OTHER PERSONS

The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class on December 31, 2007 based on 79,484,328 shares outstanding
T. Rowe Price Associates, Inc. (1) 100 East Pratt Street Baltimore, Maryland 21202	9,426,312	11.9%
EARNEST Partners, LLC (2) 1180 Peachtree Street Suite 2300 Atlanta, Georgia 30309	5,611,517	7.1%
TimesSquare Capital Management, LLC (3) 1177 Avenue of the Americas 39th Floor New York, NY 10036	4,935,590	6.2%
Capital Research Global Investors (4) 333 South Hope Street Los Angeles, CA 90071	3,950,000	5%

(1)	This information is contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 14, 2008. T. Rowe Price Associates, Inc. reports sole dispositive power of all shares listed above and sole voting power for 1,938,640 shares.

(2)	This information is contained in a Schedule 13G filed by EARNEST Partners, LLC with the Securities and Exchange Commission on January 31, 2008. EARNEST Partners, LLC reports sole dispositive power of all shares listed above, sole voting power for 2,181,989 shares, and shared voting power for 1,572,828 shares.

(3)	This information is contained in a Schedule 13G filed by TimesSquare Capital Management, LLC with the Securities and Exchange Commission on February 4, 2008. TimesSquare Capital Management, LLC reports sole dispositive power of all shares listed above and sole voting power for 4,259,860 shares.

(4)	This information is contained in a Schedule 13G filed by Capital Research Global Investors with the Securities and Exchange Commission on February 11, 2008. Capital Research Global Investors reports sole dispositive power and sole voting power of all shares listed above but disclaims beneficial ownership.

COMPENSATION AND OTHER BENEFITS:

COMPENSATION DISCUSSION AND ANALYSIS

A.	Introduction

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid in fiscal year 2008 to the following individuals, to whom we refer as our “Named Executive Officers” for the purposes of this proxy.

Paul R. Garcia—Chairman, President, and Chief Executive Officer

Joseph C. Hyde—Executive Vice President and Chief Financial Officer

James G. Kelly—Senior Executive Vice President and Chief Operating Officer

Carl J. Williams—President—World-wide Payment Processing

Suellyn P. Tornay—Executive Vice President and General Counsel

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

B.	Objectives of Compensation Policies

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to effectively manage our complex, growth-oriented, and global businesses. Our objective is to have a compensation program that will allow us to:

•	Support the financial and business objectives of the organization

•	Attract, motivate, and retain highly qualified executives

•	Create an environment where high performance is expected and rewarded

•	Deliver an externally competitive total compensation structure

•	Allow flexibility in the design and administration to support aggressive growth initiatives

•	Align the interests of our executives with our shareholders

In order to do this effectively, our program must:

•	Provide our executives with total compensation opportunities at levels that are competitive for comparable positions

•	Provide variable, at-risk incentive awards opportunities that are only payable if specific goals are achieved

•	Provide significant upside opportunities for exceptional performance

•	Closely align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation

Opportunities for at-risk compensation are market-based, while actual payments are performance-based. The target levels of the program are based on competitive market data. The amount that is paid to an executive considers company and individual performance. This policy results in actual compensation that is appropriate given our level of performance.

C.	Role of the Independent Compensation Consultant

The Compensation Committee retained an independent compensation consultant from Hewitt Associates. The consultant reports directly to the Compensation Committee. She advises the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including the Named Executive Officers. At the request of the Committee and to provide context for the Committee’s compensation decisions made for fiscal year 2008, Hewitt performed the following services for the Committee late in fiscal year 2007:

•

Conducted a market review and analysis for the Named Executive Officers and for other executives whose compensation is determined by the Compensation Committee to determine whether their total targeted compensation levels were competitive with positions of a similar scope in similarly sized companies;

•	Conducted pay and performance relationship analyses to appraise the correlation of Company performance and pay levels to that of the peer group companies;

•

Reviewed and provided recommendations on the executives’ annual incentive plan design, which compared it to those of our peer group and general industry, providing additional transparency to the Compensation Committee and ensuring overall plan competitiveness within the market;

•

Reviewed and provided recommendations on the long term incentive plan design to better align the expense to the company with the perceived value to the employee and add an additional shareholder component to the plan with the introduction of stock ownership guidelines;

•

Conducted a dilution analysis and update for the Compensation Committee, which compares the Company’s share usage to that of our peer group and measures the impact to shareholder value through the effect of equity programs on the ownership of current shareholders;

•	Conducted a market review and analysis for the Company’s directors to determine the level of competitiveness in director pay;

•

Prepared tally sheets on Mr. Garcia and Mr. Kelly for the Compensation Committee to review the total wealth accumulated during the executives’ tenure with the Company and the impact to the Company in the event of a termination or change in control; and

•	Attended a Committee meeting to discuss these items with the Committee.

D.	Market Data

We consider the compensation levels, programs, and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. For fiscal year 2008, the following peer group was utilized for this purpose. All of the companies in the peer group are in the transaction processing or the data services business. We compete for talent with several of these peer companies.

Acxiom Corp Bisys Group Ceridian CheckFree Choicepoint Efunds	Equifax Euronet Worldwide Fair Isaac Corp Fidelity National Information Services First Data	Heartland Payment Systems Moneygram International Paychex Verifone Holdings Western Union Total System Services

The Compensation Committee annually reviews and updates the list of companies comprising the peer group to ensure we have the right marketplace focus.

Before the Compensation Committee met in executive session to set fiscal year 2008 compensation, the independent consultant collected and analyzed comprehensive market data for its use. The consultant presented size-adjusted market values for base salary, short term incentives, and long term incentives, using peer group proxy data as the primary data source and supplementing it as necessary with general industry information from Hewitt’s proprietary executive compensation database. The results of the analysis were that fiscal year 2007 total compensation for our Named Executive Officers (at target performance levels) fell within four percentage points of the size-adjusted 50th percentile of the market for similar jobs.

E.	How Decisions Are Made and the Role of Executive Officers

Our Chief Executive Officer (Paul R. Garcia), with the assistance of our human resources department, develops compensation recommendations for the executive officers who report directly to him (including the Named Executive Officers) based upon market data supplied by the independent consultant, the Company’s performance relative to goals approved by the Compensation Committee, individual performance versus personal objectives, and other individual contributions to the Company’s performance. Mr. Garcia is not involved in determining his own compensation. The Compensation Committee reviews and approves all compensation elements for the Named Executive Officers and sets the compensation of the CEO, after receiving advice from the independent consultant.

F.	Overview of Executive Compensation Program Elements

The following elements comprise our compensation program for executives:

•	base salary;

•	short term incentives;

•	long term incentives;

•	retirement benefits; and

•	other benefits, such as certain limited perquisites.

To provide flexibility in using the different elements of compensation from year-to-year, the Compensation Committee does not have a policy with regard to the allocation among the major elements of compensation, including base salary, short term incentives, and long term incentives. However, our fiscal year 2008 decisions for each of our Named Executive Officers resulted in total target compensation falling within fifteen percent of the median of the market. The following executive pay at target levels was set by the Compensation Committee for fiscal year 2008:

Name	Base Salary ($)	Cash Incentive ($)	Performance Shares (#)	Stock Options (#)
Paul R. Garcia	850,000	680,000	58,651	41,544
Joseph C. Hyde	365,000	200,750	12,513	8,864
James G. Kelly	500,000	300,000	19,552	13,849
Carl J. Williams	450,000	247,500	19,552	13,849
Suellyn P. Tornay	312,000	156,000	9,385	6,648

(1) Base Salary. Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary is the one fixed component of our executives’ compensation. The Compensation Committee reviews the base salaries of our executive officers annually. Base salary increases for all the Named Executive Officers were in a 4% to 9% range.

Recommendations for fiscal year 2008 were approved at the June 2008 Compensation Committee meeting. The Committee met in executive session to discuss the increase for Mr. Garcia and the other executives. Base salary increases for the executives are effective on June 1 of each year.

(2) Short Term Incentives. We provide our Named Executive Officers with short term incentive opportunities to motivate and reward them for the achievement of the Company’s defined business goals and objectives and to reward individual performance. Our short term incentive program includes an annual performance plan and our commitment and accountability program.

(a) Annual Performance Plan. The annual performance plan provides an opportunity for executives to earn variable at-risk cash compensation. Each executive is assigned a target award opportunity, expressed as a percentage of base salary. The fiscal year 2007 target opportunities were lower than the market levels provided by the consultant. Since all data on the peer group companies was not available in late fiscal year 2007 (because some peer companies had not yet filed proxy statements) the independent consultant also reviewed target opportunities using general industry market data. Given these combined results, the target bonuses for our executives were 5% to 10% lower than the market levels provided by the consultant. Based on the review of the data, the Compensation Committee increased and set each executive’s target bonus opportunities for fiscal year 2008 as follows: Mr. Garcia—$680,000 or 80% of his base salary, which was increased from 70% of his base salary in fiscal year 2007; Mr. Hyde—$200,750 or 55% of his base salary, which was increased from 50% of his base salary in fiscal year 2007; Mr. Kelly—$300,000 or 60% of his base salary, which was increased from 55% of his base salary in fiscal year 2007; Mr. Williams—$247,500 or 55% of his base salary, which was increased from 50% of his base salary in fiscal year 2007; and Ms. Tornay—$156,000 or 50% of her base salary, which was increased from 45% of her base salary in fiscal year 2007.

For fiscal year 2008, there were three weighted components of the annual performance plan. There were two Company objectives, which included diluted earnings per share (EPS) and revenue goals, and a set of individual objectives that varied from person to person. The rationale for using each component in the plan is outlined in the following table:

Metric	Definition	Rationale for Use
EPS	GAAP diluted earnings per share, excluding the impact of restructuring and other non-recurring charges and the impact of changes in foreign currency	We believe EPS most closely aligns the performance of executives to the interests of shareholders given it is the primary metric we use to evaluate new business opportunities as well as the performance of existing operations

Revenue	GAAP revenue, excluding the impact of changes in foreign currency	As a growth-oriented company, revenue growth is critical to the Company’s success and as such is a key performance metric for our executives

Individual Objectives	Objectives differ by executive	Individual objectives promote accountability for personal performance regarding areas under the executive’s responsibility

For each executive’s fiscal year 2008 annual performance plan, the weighted components for the two Company objectives were increased and the weighted component for individual objectives was decreased from fiscal year 2007. The Compensation Committee made this decision to increase the incentive component tied to fiscal year financial objectives. Mr. Garcia’s relative weighting differed from that of the other executives because the Compensation Committee determined that a higher percentage of the CEO’s opportunity should be tied to Company performance than to his individual objectives. The table below shows the revisions made from 2007 to each executive’s annual incentive plan:

Name	Diluted EPS		Revenue		Individual Objectives
	FY07	FY08	FY07	FY08	FY07	FY08
Paul R. Garcia	40%	50%	20%	30%	40%	20%
Joseph C. Hyde	30%	40%	20%	30%	50%	30%
James G. Kelly	30%	40%	20%	30%	50%	30%
Carl J. Williams	30%	40%	20%	30%	50%	30%
Suellyn P. Tornay	30%	40%	20%	30%	50%	30%

The three parts of the annual performance plan were calculated separately. The target opportunity was allocated among the three elements based upon the table above.

Depending upon the diluted EPS results, each executive could earn from zero to 200% of the target opportunity apportioned to the diluted EPS target. Depending upon the revenue results, each executive could earn from zero to 200% of the target opportunity apportioned to the revenue target. Depending upon the accomplishment of individual goals, each executive could earn from zero to 100% of the individual target opportunity. Actual payouts are determined in late July or early August following the completion of the applicable fiscal year. Once calculated, all bonus payments are totaled and then rounded up to the next $1,000.

For example, if an executive (other than Mr. Garcia) made a base salary of $200,000 per year, and his target bonus was 50% of his base salary, his target bonus would be $100,000. Based upon the relative weighting set forth in the table above, the target bonus would be apportioned $40,000 for diluted EPS results (40%), $30,000 for revenue results (30%), and $30,000 for individual goals (30%). The executive’s target diluted EPS payout was $40,000, so he could earn from zero to 200% (or from $0 to $80,000) for this portion of the bonus. The executive’s target revenue bonus was $30,000, so he could earn from zero to 200% (or from $0 to $60,000) for this portion of the bonus. Finally, the executive’s target bonus for individual goals was $30,000, so he could earn from zero to 100% (or from $0 to $30,000) for performance against individual goals.

(i) Diluted EPS Payout

The following table contains the range of diluted EPS goals for fiscal year 2008 and the applicable payout percentages. The diluted EPS goal excludes the impact of restructuring and other non-recurring charges and the impact of changes in foreign currency.

Degree of Performance Attainment	Diluted EPS		Percentage of target bonus apportioned to diluted EPS
Maximum		$1.98	200%
Target		$1.87	100%
Threshold		$1.77	50%
Below Threshold	Less than $	1.77	0%

The actual diluted EPS result for the Company for fiscal year 2008 on a GAAP basis was $2.01, which represents a 15% increase over fiscal year 2007 GAAP EPS of $1.75. Excluding the adjustments described above, diluted EPS for fiscal year 2008 was $1.89. Using straight line interpolation, the payout was slightly more than 118% of the target amount of the bonus apportioned to diluted EPS results. The diluted EPS performance resulted in the following payouts to the Named Executive Officers: Mr. Garcia—$401,818; Mr. Hyde—$94,900; Mr. Kelly—$141,818; Mr. Williams—$117,000; and Ms. Tornay—$73,745.

(ii) Revenue Payout

The following table contains the range of revenue goals for fiscal year 2008 and the applicable payout percentages. The revenue goal excludes the impact of changes in foreign currency.

Degree of Performance Attainment	Revenue (millions)		Percentage of target bonus apportioned to Revenue
Maximum		$1,250	200%
Target		$1,200	100%
Threshold		$1,125	50%
Below Threshold	Less than $	1,125	0%

The actual revenue for the Company for fiscal year 2008 on a GAAP basis was $1,274 million, which represents a 20% increase over fiscal year 2007 GAAP revenue of $1,062 million. Excluding the adjustments described above, revenue for fiscal 2008 was $1,232 million. Using straight line interpolation, the payout was 164% of the target amount of the bonus apportioned to revenue results. The revenue performance resulted in the following payouts to the Named Executive Officers: Mr. Garcia—$334,560; Mr. Hyde—$98,769; Mr. Kelly—$147,600; Mr. Williams—$121,770; and Ms. Tornay—$76,752.

(iii) Payout Based upon Individual Performance Objectives

The third component of the bonus payout was based upon individual performance objectives. Each of the executives could earn from zero to 100% of the payout amount allocated to individual performance. Individual performance objectives are established annually in writing. The Compensation Committee and the Lead Director set the individual performance objectives for the CEO, and the CEO approves the individual objectives for the other executives. Examples of actual individual performance objectives for our Named Executive Officers for fiscal year 2008 included:

•	financial objectives within the individual’s business or functional area

•	the development and execution of specific business strategies

•	the completion of business development activities

•	the timely implementation of technology projects

•	the launch of new products

•	changes and/or improvements to internal processes

•	success of recruiting key employees

•	items specific to the individual’s professional development

This individual assessment promotes accountability for each executive’s personal performance and helps differentiate our executives’ compensation based on individual contributions. At the end of the year, the CEO reviews the performance of each Named Executive Officer (other than himself) against his or her objectives and makes a recommendation to the Compensation Committee regarding this portion of the bonus. The Lead Director and the Compensation Committee reviews Mr. Garcia’s performance against his objectives and determines the amount payable. Based upon the performance against such objectives, the payouts for each executive were as follows: Mr. Garcia—$136,000; Mr. Hyde—$58,225; Mr. Kelly—$71,500; Mr. Williams—$63,113; and Ms. Tornay—$46,800.

(iv) Summary of the Annual Performance Plan

Based on the aforementioned revisions to the weighted components, the total amount of the annual performance payment could range from zero to 180% of the target opportunity for Mr. Garcia and from zero to 170% of the target opportunity for the other executives, which is further summarized in the charts below:

For Mr. Garcia:

Degree of Performance Attainment	Diluted EPS Weighted 50%	Revenue Weighted 30%	Individual Objectives Weighted 20%	Total Opportunity
Maximum	200%	200%	100%	180%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	40%
Below Threshold	0%	0%	0%	0%

For the Executives (other than Mr. Garcia):

Degree of Performance Attainment	Diluted EPS Weighted 40%	Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	200%	200%	100%	170%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	35%
Below Threshold	0%	0%	0%	0%

The following table summarizes the final annual performance incentive plan payouts for each executive based on fiscal year 2008 performance:

Name	Diluted EPS ($)	Revenue ($)	Individual Objectives ($)	Total Payout ($)	Final ($)
Paul R. Garcia	401,818	334,560	136,000	872,378	873,000
Joseph C. Hyde	94,900	98,769	58,225	251,894	252,000
James G. Kelly	141,818	147,600	71,500	360,918	361,000
Carl J. Williams	117,000	121,770	63,113	301,883	302,000
Suellyn P. Tornay	73,745	76,752	46,800	197,297	198,000

(b) Commitment and Accountability Discretionary Awards. In addition to the annual performance plan, all employees, including the executives, can earn discretionary bonuses. These bonuses are paid for specific accomplishments during the year that were not anticipated at the beginning of the year or were in addition to the executive’s individual objectives. Examples of the type of accomplishments that could result in a discretionary bonus would be the closing of a major acquisition or the completion of a major project. In 2008, no discretionary bonuses were given to any of the Named Executive Officers.

(3) Long Term Incentive Program. Each year the Company grants Long Term Incentive Awards, which we refer to as LTIs, to executives and other key employees throughout the Company. All LTI grants are made pursuant to our Amended and Restated 2005 Incentive Plan, the material terms of which were approved by our shareholders. All grants of LTIs to the Named Executive Officers are approved by the Compensation Committee. We believe the LTIs align the executives’ interests with those of the shareholders by linking their compensation to stock price.

The Compensation Committee evaluates the peer group market data for long term incentives as provided by the independent consultant to determine Mr. Garcia’s LTI grant at target and approve the recommended LTI grants at target for the other Named Executive Officers. Our fiscal year 2008 LTI decisions resulted in each Named Executive Officer’s total targeted compensation being within fifteen percent of the median of the market.

In fiscal year 2008, the LTIs granted to the executives included stock options as well as performance-based restricted stock units (performance units). Allocation of the grant to stock options and performance units was determined using a 40% valuation for options and an 85% valuation for performance units, both suggested by the independent consultant to represent the risk-adjusted present value of the grants, which was consistent with the methodology used to develop the market data for long-term incentives. We allocated 25% of the total grant value to stock options and 75% to performance units. Per-share grant values for stock options were derived by multiplying the closing price of the stock on the date of grant ($37.40) by 40%, resulting in a per-share value of $14.96. To determine the number of options to be granted to each executive, we divided the executive’s grant value apportioned to stock options by the per-share grant value for options. Per-share grant values for performance units were derived by multiplying the closing price of the stock on the date of grant ($37.40) by 85%, resulting in a share value of $31.79. To determine the number of performance units to be granted to each executive, we divided the executive’s grant value apportioned to performance based restricted stock by the per-share grant value for performance units. Any fractional shares are rounded up to the nearest whole share.

For example, if an executive’s LTI grant value was $200,000, we would have multiplied $200,000 by 25% to derive the portion of the grant to be allocated to stock options ($50,000), reserving the remaining 75% of the grant value ($150,000) to be allocated to performance units. Then we would have divided the stock option allocation by the estimated per-option grant value of $14.96, and the performance based restricted stock allocation by the estimated per-share grant value of $31.79. As a result, the executive would have received 3,343 options at an exercise price of $37.40 and 4,719 performance shares.

(a) Stock Options. We believe stock options provide an incentive for long term creation of shareholder value. Stock options only have value to the extent the price of the Company’s stock appreciates relative to the exercise price. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price existing options. The granted stock options vest over a four-year period at a rate of 25% per year. During fiscal year 2008, the Compensation Committee approved the following stock option grants for each of the Named Executive Officers:

Name	Number of shares granted	Date granted	Exercise Price
Paul R. Garcia	41,544	7/31/2007	$37.40
Joseph C. Hyde	8,864	7/31/2007	$37.40
James G. Kelly	13,849	7/31/2007	$37.40
Carl J. Williams	13,849	7/31/2007	$37.40
Suellyn P. Tornay	6,648	7/31/2007	$37.40

(b) Performance-Based Restricted Stock Units (Performance Units). In addition to stock options, we issue performance units under our long term incentive program in order to motivate employees and to reward the achievement of specified financial or market goals and encourage increased stock ownership by executives. Performance units are converted into a stock grant only if the Company’s performance during the fiscal year exceeds pre-established goals. At the beginning of fiscal year 2008, executives were each granted a target number of performance units attributable to a diluted EPS result, revenue result, and operating margin result, with revenue and EPS weighted at 33.33% and operating margin weighted at 33.34%. These metrics were chosen based on the following rationale:

Long term Incentive – Performance-Based Restricted Stock Plan

Metric	Definition	Rationale for Use
EPS	GAAP diluted earnings per share, excluding the impact of restructuring and other non-recurring charges	We believe EPS most closely aligns the performance of executives to the interests of shareholders given it is the primary metric we use to evaluate new business opportunities as well as the performance of existing operations

Revenue	GAAP revenue	As a growth-oriented company, revenue growth is critical to the Company’s success and as such is a key performance metric for our executives

Operating Margin	Ratio of operating income to revenue on a GAAP basis, excluding the impact of restructuring and other non-recurring charges	We use this measure to assess the quality and efficiency of our operations

The following is a table summarizing the target performance units granted during fiscal year 2008.

Name	Target Performance Units Based on Diluted EPS Results	Target Performance Units Based on Revenue Results	Target Performance Units Based on Margin Results	Total Performance Units at Target Opportunity for Fiscal Year 2008
Paul R. Garcia	19,548	19,548	19,555	58,651
Joseph C. Hyde	4,171	4,171	4,171	12,513
James G. Kelly	6,517	6,517	6,518	19,552
Carl J. Williams	6,517	6,517	6,518	19,552
Suellyn P. Tornay	3,128	3,128	3,129	9,385

Depending on the diluted EPS, revenue and operating margin results, the executives could earn from 0% to 125% of the applicable target amount.

(i) Portion Attributable to Diluted EPS Results

The following table contains the diluted EPS goals and the applicable reward amounts for fiscal year 2008. The diluted EPS goals exclude the impact of restructuring and other non-recurring charges.

Degree of Performance Attainment	Diluted EPS		% of Target Award Applicable to EPS Results Earned
Outstanding		$2.04	41.67%
Target		$1.95	33.33%
Threshold		$1.86	25%
Below Threshold	Less than $	1.86	0%

The actual diluted EPS result for the Company for fiscal year 2008 on a GAAP basis was $2.01, which represents a 15% increase over fiscal year 2007 GAAP EPS of $1.75. Excluding the adjustments described above, diluted EPS for fiscal 2008 was $2.04. Using straight line interpolation, the payout was approximately 125%. As a result, each of the executives received the following number of performance units: Mr. Garcia—24,439.87; Mr. Hyde—5,214.17; Mr. Kelly—8,147.32; Mr. Williams—8,147.32; and Ms. Tornay—3,910.73.

(ii) Portion Attributable to Revenue Results

The following table contains the revenue goals and the applicable award amounts for fiscal year 2008.

Degree of Performance Attainment	Revenue (Millions)		% of Target Award Applicable to Revenue Results Earned
Outstanding		$1,221	41.66%
Target		$1,194	33.33%
Threshold		$1,168	25%
Below Threshold	Less than $	1,168	0%

The actual revenue for the Company for fiscal year 2008 was $1,274 million, which represented a 20% increase over fiscal year 2007 results. Using straight line interpolation, the payout was approximately 125%. This resulted in each of the executives receiving the following number of performance units: Mr. Garcia—24,434.01; Mr. Hyde—5,212.92; Mr. Kelly—8,145.36; Mr. Williams—8,145.36; and Ms. Tornay—3,909.79.

(iii) Portion Attributable to Operating Margin Results

The following table contains the operating margin goals and the applicable award amounts for fiscal year 2008. The operating margin goals exclude the impact of restructuring and other non-recurring charges.

Degree of Performance Attainment	Operating Margin	% of Target Award Applicable to Operating Margin Results Earned
Outstanding	20.0%	41.67%
Target	17.5%	33.34%
Threshold	15.0%	25%
Below Threshold	Less than 15.0%	0%

The actual operating margin result for the Company for fiscal year 2008 on a GAAP basis was 19.7%. Excluding the adjustments described above, operating margin for fiscal 2008 was 19.8%. Using straight line interpolation, the payout was slightly less than 123%. This resulted in each of the executives receiving the following number of performance units: Mr. Garcia – 24,049.02; Mr. Hyde – 5,130.78; Mr. Kelly – 8,017.02; Mr. Williams – 8,017.02; and Ms. Tornay – 3,848.19.

(iv) Conversion of Performance Units into Restricted Stock

Once the number of performance units earned was determined for each executive, the units were converted into shares of restricted stock with the following vesting schedule: 25% vested immediately and the remaining 75% of the shares to vest in three equal installments over the next three years. The following table summarizes the conversion of the performance shares to restricted stock for each executive:

Name	Number of performance units earned
Paul R. Garcia	72,923
Joseph C. Hyde	15,558
James G. Kelly	24,310
Carl J. Williams	24,310
Suellyn P. Tornay	11,669

(4) Retirement Benefits. The only retirement benefit provided to all of our executives consists of the Company’s 401(k) plan. We also maintain a pension plan that was available to all employees but was closed to new employees hired after June 1, 1998. Ms. Tornay is the only Named Executive Officer who was hired before such time and, therefore, is the only Named Executive Officer who participates in the pension plan.

Additional information regarding the pension plan is contained in the Compensation Tables and Narratives section under the heading “Pension Benefits.”

(5) Other Benefits. The Named Executive Officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees. The only other benefits are limited perquisites, which are set forth in footnote (3) to the Summary Compensation Table contained in the Compensation Tables and Narratives section.

G.	Employment Agreements

We offer employment agreements to a limited number of key employees, which includes all of the Named Executive Officers. We believe this is necessary in order to retain and attract highly-qualified executives, but we also believe that the employment agreements provide benefit to the Company. Each of the Named Executive Officers who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive. Additional information regarding the terms of these agreements is contained in the Compensation Tables and Narratives section under the heading “Employment Agreements.”

H.	Policy Regarding Timing of Equity Grants

Historically, we have not timed the grant of equity awards to coincide with, precede, or follow the release of material non-public information. For fiscal year 2008 and thereafter, our policy is to make the annual grant to all eligible employees on the next business day following the filing of our annual report on Form 10-K.

I.	Perquisites

Perquisites are a relatively minor aspect of the compensation program. We believe the limited perquisites we offer are consistent with other companies. The perquisites offered by the Company are set forth in footnote (3) to the Summary Compensation Table contained in the Compensation Tables and Narratives section. We believe that, considered both individually and in the aggregate, the perquisites we offer to our Named Executive Officers are reasonable and appropriate.

J.	Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for executives. This fosters Common Stock ownership and aligns the interests of our executives with our shareholders. Within five years of the later of (1) June 1, 2007 or (2) the executive’s initial appointment to his or her position, each executive should own shares of Common Stock valued as a percentage of base salary as follows: CEO—5 times base salary, and the other executives—2 times base salary.

K.	Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our Named Executive Officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under 162(m) while others are not.

L.	Policies Regarding Gross-Up

There are very limited circumstances under which we gross-up a benefit to compensate an executive for the taxes payable on such benefit. We do gross up a portion of the fees paid in connection with financial planning and amounts paid in connection with the executive’s attendance at the Company’s President’s Club and Chairman’s Club award trips. We also provide a gross-up for excise taxes that may be due with respect to the change of control provisions contained in the employment agreements, which is described in the Compensation Tables and Narratives section under the sub-heading “Summary of Employment Agreements.”

M.	Accounting Considerations

We account for all compensation paid in accordance with GAAP. The accounting treatment is not expected to have a material affect on the selection of forms of equity compensation or on other compensation decisions.

N.	Proposed Changes for 2009

We continue to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes substantial limitations and conditions on nonqualified deferred compensation plans, including certain types of equity compensation and separation pay arrangements. We intend to amend our employment agreements, if necessary, in order to ensure their full compliance with Section 409A before the current transition period expires on December 31, 2008.

To remain competitive in personnel recruitment and retention, the Compensation Committee approved changes to some elements of the compensation program for fiscal year 2009 to embrace market practices. The EPS, revenue and operating margin metrics, coupled with a sharing ratio (short term incentive/long term incentive payouts as a function of earnings), associated with the plans was reviewed and adjusted to protect shareholder interest while remaining market competitive. Three significant changes are described below.

The bonus opportunity, at target, for each of the Named Executive Officers will increase to 100% of base salary for Mr. Garcia, to 70% of base salary for Mr. Hyde, to 75% of base salary for Mr. Kelly, to 70% of base salary for Mr. Williams, and to 55% of base salary for Ms. Tornay. The data provided by the independent compensation consultant in late fiscal year 2008 indicated that the target opportunities for our executives were below the market median, and the Compensation Committee determined that such an increase was necessary to ensure the target opportunities offered to our executives are competitive with the marketplace.

The total bonus opportunity percentage (as a percent of target) for maximum performance attainment has been increased to 200% for Mr. Garcia from 180% and to 180% for Mr. Kelly from 170%. In 2009, the following tables will apply for Mr. Garcia and Mr. Kelly:

For Mr. Garcia:

Degree of Performance Attainment	Diluted EPS Weighted 50%	Revenue Weighted 30%	Individual Objectives Weighted 20%	Total Opportunity
Maximum	225%	225%	100%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	40%
Below Threshold	0%	0%	0%	0%

For Mr. Kelly:

Degree of Performance Attainment	Diluted EPS Weighted 40%	Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	Approx. 215%	Approx. 215%	100%	180%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	40%
Below Threshold	0%	0%	0%	0%

The Compensation Committee also approved modifications to our performance units to bring the range of opportunity provided under them nearer to market norms. The first such modification was to increase the maximum opportunity to 150% and the second modification was to decrease the threshold opportunity to 50%. These changes are reflected in following table applicable to the grant of performance units:

Degree of Performance Attainment	% of Target Award Applicable to Diluted EPS Results Earned	% of Target Award Applicable to Revenue Results Earned	% of Target Award Applicable to Operating Margin Results Earned	Total
Outstanding	50%	50%	50%	150%
Target	33.33%	33.33%	33.34%	100%
Threshold	16.67%	16.67%	16.66%	50%
Below Threshold	0%	0%	0%	0

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into our annual report on Form 10-K for fiscal year 2008.

COMPENSATION COMMITTEE

Edwin H. Burba, Jr., Chairperson

Alex W. Hart

William I Jacobs

Raymond L. Killian

COMPENSATION TABLES AND NARRATIVES

A.	Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended May 31, 2008 (“2008 fiscal year”) and during the fiscal year ended May 31, 2007 (“2007 fiscal year”) for (i) the principal executive officer of the Company; (ii) the principal financial officer of the Company and (iii) each of the three other most highly compensated executive officers of the Company (determined as of the end of the 2008 fiscal year). The persons referenced in (i) through (iii) above are our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
Paul R. Garcia	2008	$850,000	—	$964,675	$917,315	$873,000	—		$31,447	(3)	$3,636,437
Chairman, President, and Chief Executive Officer	2007	$779,077	—	$528,423	$1,395,149	$732,000	—		$35,504	(3)	$3,470,153

Joseph C. Hyde	2008	$365,000	—	$197,741	$172,023	$252,000	—		$46,496	(3)	$1,033,260
Executive Vice President and Chief Financial Officer	2007	$349,231	$25,000	$141,562	$301,084	$236,000	—		$36,414	(3)	$1,089,291

James G. Kelly	2008	$500,000	—	$328,525	$403,678	$361,000	—		$11,404	(3)	$1,604,607
Sr. Executive Vice President and Chief Operating Officer	2007	$479,385	$35,000	$227,073	$638,875	$316,000	—		$11,998	(3)	$1,708,331

Carl J. Williams	2008	$450,000	—	$421,150	$272,491	$302,000	—		$264,216	(3)	$1,709,857
President – Worldwide Payment Processing	2007	$419,384	—	$328,204	$326,188	$285,000	—		$234,047	(3)	$1,592,823

Suellyn P. Tornay	2008	$312,000	—	$144,692	$157,645	$198,000	($10,007	)(4)	$9,265	(3)	$811,595
Executive Vice President and General Counsel	2007	$298,769	$40,000	$77,286	$238,625	$170,000	$9,784	(4)	$10,715	(3)	$845,179

(1)

The amounts shown in this column applicable to fiscal year 2008 reflect restricted stock or restricted stock unit awards granted in the applicable fiscal year and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes during 2008 pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R), except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

The amounts shown in this column applicable to fiscal year 2007 reflect restricted stock or restricted stock unit awards granted in fiscal year 2007 and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes during 2007 pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R), except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(2)	The amounts shown in this column applicable to fiscal year 2008 reflect stock option awards granted in the applicable fiscal year and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes for option awards during fiscal year 2008 pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

The amounts shown in this column applicable to fiscal year 2007 reflect stock option awards granted in fiscal year 2007 and in prior years. The amounts are valued based on the amounts recognized for financial statement reporting purposes for option awards during fiscal year 2007 pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(3)	The table below provides additional detail regarding the components of the “All Other Compensation” column for fiscal year 2008:

ALL OTHER COMPENSATION FOR FISCAL YEAR 2008

Name	Defined Contribution Company Match	Financial Planning	Attendance at Company’s President’s Club/ Chairman’s Club Award Trip	Club Dues	Transportation Allowance	Airfare for Spouse and Children re: Foreign Assignment of Executive	Rent and Utilities re: Temporary Foreign Assignment	Total
Paul R. Garcia	$9,200	$18,544	$1,711	$1,992	—	—	—	$31,447
Joseph C. Hyde	$8,812	$18,000	—	$19,684	—	—	—	$46,496
James G. Kelly	$9,200	—	$2,204	—	—	—	—	$11,404
Carl J. Williams	$13,442	$1,161	—	—	$16,823	$41,290	$191,500	$264,216
Suellyn P. Tornay	$9,265	—	—	—	—	—	—	$9,265

The table below provides additional detail regarding the components of the “All Other Compensation” column for fiscal year 2007:

ALL OTHER COMPENSATION FOR FISCAL YEAR 2007

Name	Defined Contribution Company Match	Financial Planning	Attendance at Company’s President’s Club/ Chairman’s Club Award Trip	Club Dues	Transportation Allowance	Airfare for Spouse and Children re: Foreign Assignment of Executive	Rent and Utilities re: Temporary Foreign Assignment	Total
Paul R. Garcia	$9,000	$21,892	$2,727	$1,885	—	—	—	$35,504
Joseph C. Hyde	$10,185	$21,000	$3,224	$2,005	—	—	—	$36,414
James G. Kelly	$10,508	—	$1,490	—	—	—	—	$11,998
Carl J. Williams	$2,013	$18,985	$2,324	—	$16,200	$29,225	$165,300	$234,047
Suellyn P. Tornay	$9,815	—	$900	—	—	—	—	$10,715

(4)	The amount shown in this column applicable to fiscal year 2008 reflects the decrease in actuarial present value of Ms. Tornay’s benefit under the defined benefit pension plan during fiscal year 2008. The amount shown in this column applicable to fiscal year 2007 reflects the increase in actuarial present value of Ms. Tornay’s benefit under the defined benefit pension plan during fiscal year 2007.

B.	Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards during the 2008 fiscal year to the Named Executive Officers. A detailed description of the Non-Equity Incentive Plan Awards disclosed in this table under columns (c), (d), and (e) is contained in the Compensation Discussion and Analysis section under the sub-heading “Annual Performance Plan.” A detailed description of the Equity Incentive Plan Awards disclosed in this table under columns (f), (g), and (h) is contained in the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units.” The actual results and the payouts realized under both types of awards are also described in that section. Since all awards were made on 7/31/2007, column (b) from the table was eliminated. Since there were no other stock awards or units granted to the Named Executive Officers in fiscal year 2008, column (i) from the table has been eliminated.

GRANTS OF PLAN-BASED AWARDS MADE ON 7/31/2007

Name	Non-Equity Incentive Plan Awards (1)(2)			Equity Incentive Plan Awards (1)(3)(4)			All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
(a)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Paul R. Garcia	$272,000	$680,000	$1,244,000						N.A.
				43,988	58,651	73,314			$2,727,320	(5)
							41,544	$37.40	$550,043	(6)
Joseph C. Hyde	$70,263	$200,750	$341,275						N.A.
				9,385	12,513	15,641			$581,869	(5)
							8,864	$37.40	$117,359	(6)
James G. Kelly	$105,000	$300,000	$510,000						N.A.
				14,664	19,552	24,440			$909,194	(5)
							13,849	$37.40	$183,361	(6)
Carl J. Williams	$86,625	$247,500	$420,750						N.A.
				14,664	19,552	24,440			$909,194	(5)
							13,849	$37.40	$183,361	(6)
Suellyn P. Tornay	$54,600	$156,000	$225,200						N.A.
				7,039	9,385	11,731			$436,421	(5)
							6,648	$37.40	$88,020	(6)

(1)	All grants were made pursuant to the Amended and Restated 2005 Incentive Plan.

(2)	At the time of the grant, which was July 31, 2007, the amounts contained in columns (c), (d), and (e) were opportunities which are further described in the Compensation Discussion and Analysis section under the sub-heading “Annual Performance Plan.” At the time of the filing of this proxy, the actual results were certified, and each of the Named Executive Officers received the following amounts: Mr. Garcia – $873,000; Mr. Hyde – $252,000; Mr. Kelly – $361,000; Mr. Williams – $302,000; and Ms. Tornay – $198,000. The dollar amounts listed in the foregoing sentence are the amounts that are reflected in the Summary Compensation Table under column (g).

(3)

At the time of the grant, which was July 31, 2007, the number of units contained in columns (f), (g), and (h) were opportunities which are further described in the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units.” At the time of the filing of this proxy, the actual results were certified, and each of the Named Executive Officers received the following performance-based restricted stock units: Mr. Garcia – 72,923; Mr. Hyde – 15,558; Mr. Kelly – 24,310; Mr. Williams – 24,310; and Ms. Tornay – 11,669. The numbers listed in the foregoing sentence are reflected in the Summary Compensation Table under column (e). As described in the

Compensation Discussion and Analysis section, such performance-based restricted stock units were converted into shares of restricted stock. 25% of the shares were paid to the executive immediately, and the remaining 75% of the shares will vest in three equal installments over the next three years.

(4)	In connection with the awards listed above in column (f), (g), and (h), the grantees did not have the right to vote such shares and dividends were not payable to the grantees with respect to such performance-based restricted stock units until they were converted into shares of restricted stock after the results for fiscal year 2008 were certified, which was in July of fiscal year 2009. Once converted, dividends were paid on such shares at the same rate as all of the Company’s shareholders.

(5)	The grant date fair value for equity incentive plan awards contained in this column is based on the grant date fair value of the number of performance-based restricted stock units actually received by the executive as set forth in footnote (3) above and not on any estimate as of the grant date. By the time this proxy was filed, the performance period had ended and the actual results were available. The grant date fair value is determined by multiplying the number of performance-based restricted stock units received by the Company’s share price on the grant date, in accordance with FAS123R. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(6)	The grant date fair value of option awards contained in this column are valued pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts.

C.	Outstanding Equity Awards at Fiscal Year End

The following table provides the outstanding equity grants for each Named Executive Officer on May 31, 2008. The table includes outstanding equity grants from past years as well as current year equity grants. Since the Company has not issued options pursuant to an equity incentive plan referred to in column (d), that column has been eliminated.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Paul R. Garcia	26,852	0	$7.330	12/19/2010	24,574	$1,141,708	72,923	$3,388,003
	64,664	0	$7.330	12/19/2010
	55,892	0	$7.330	12/19/2010
	110,000	0	$13.025	6/1/2011
	200,000	0	$18.235	6/3/2012
	140,000	0	$16.905	8/7/2013
	115,500	38,500	$23.350	6/1/2014
	90,000	90,000	$31.575	7/19/2015
	16,250	48,750	$45.860	6/2/2016
	0	41,544	$37.400	7/31/2017
Total	819,158	218,794	—	—
Joseph C. Hyde	9,800	0	$18.235	6/3/2012	4,915	$228,351	15,558	$722,825
	1,200	0	$16.905	8/7/2013
	15,000	7,500	$22.500	6/25/2014
	15,000	15,000	$31.575	7/19/2015
	10,000	10,000	$32.200	8/24/2015
	4,250	12,750	$45.860	6/2/2016
	0	8,864	$37.400	7/31/2017
Total	55,250	54,114	—	—
James G. Kelly	64,368	0	$13.025	6/1/2011	8,191	$380,554	24,310	$1,129,443
	100,000	0	$18.235	6/3/2012
	61,224	0	$16.905	8/7/2013
	57,000	19,000	$23.350	6/1/2014
	40,000	40,000	$31.575	7/19/2015
	7,500	22,500	$45.860	6/2/2016
	0	13,849	$37.400	7/31/2017
Total	330,092	95,349
Carl J. Williams	32,500	0	$21.605	3/15/2014	19,886	$923,904	24,310	$1,129,443
	0	7,500	$23.350	6/1/2014
	0	15,000	$31.575	7/19/2015
	6,250	18,750	$45.860	6/2/2016
	0	13,849	$37.400	7/31/2017
Total	38,750	55,099
Suellyn P. Tornay	9,000	0	$18.235	6/3/2012	3,277	$152,249	11,669	$542,142
	8,002	0	$16.905	8/7/2013
	0	10,000	$22.500	6/25/2014
	15,000	15,000	$31.575	7/19/2015
	3,000	9,000	$45.860	6/2/2016
	0	6,648	$37.400	7/31/2017
Total	35,002	40,648

(1)	The vesting schedule for the exercisable options reflected in column (b) for each Named Executive Officer is contained in the following tables. Awards were granted under our 2000 Long Term Incentive Plan, as amended and restated (“2000”), or our Amended and Restated 2005 Incentive Plan (“2005”):

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul R.	2/1/2001	12/19/2004	2000	10,000	$7.330
	2/1/2001	12/19/2005	2000	26,852	$7.330
	2/1/2001	12/19/2005	2000	54,664	$7.330
	2/1/2001	12/19/2005	2000	55,892	$7.330
	6/1/2001	6/1/2005	2000	50,000	$13.025
	6/1/2001	6/1/2006	2000	60,000	$13.025
	6/3/2002	6/3/2004	2000	40,000	$18.235
	6/3/2002	6/3/2005	2000	50,000	$18.235
	6/3/2002	6/3/2006	2000	50,000	$18.235
	6/3/2002	6/3/2007	2000	60,000	$18.235
	8/7/2003	8/7/2004	2000	35,000	$16.905
	8/7/2003	8/7/2005	2000	35,000	$16.905
	8/7/2003	8/7/2006	2000	35,000	$16.905
	8/7/2003	8/7/2007	2000	35,000	$16.905
	6/1/2004	6/1/2005	2000	38,500	$23.350
	6/1/2004	6/1/2006	2000	38,500	$23.350
	6/1/2004	6/1/2007	2000	38,500	$23.350
	7/19/2005	7/19/2006	2005	45,000	$31.575
	7/19/2005	7/19/2007	2005	45,000	$31.575
	6/2/2006	6/2/2007	2005	16,250	$45.860
Total outstanding options vested on or before 5/31/08				819,158

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph C	6/3/2002	6/3/2006	2000	200	$18.235
	6/3/2002	6/3/2007	2000	9,600	$18.235
	8/7/2003	8/7/2007	2000	1,200	$16.905
	6/25/2004	6/25/2006	2000	7,500	$22.500
	6/25/2004	6/25/2007	2000	7,500	$22.500
	7/19/2005	7/19/2006	2005	7,500	$31.575
	7/19/2005	7/19/2007	2005	7,500	$31.575
	8/24/2005	8/24/2006	2005	5,000	$32.200
	8/24/2005	8/24/2007	2005	5,000	$32.200
	6/2/2006	6/2/2007	2005	4,250	$45.860
Total outstanding options vested on or before 5/31/08				55,250

Name	Grant Date	Vest Date	Plan	Shares	Price
Kelly, James G.	6/1/2001	6/1/2004	2000	11,586	$13.025
	6/1/2001	6/1/2005	2000	23,992	$13.025
	6/1/2001	6/1/2006	2000	28,790	$13.025
	6/3/2002	6/3/2004	2000	20,000	$18.235
	6/3/2002	6/3/2005	2000	25,000	$18.235

	6/3/2002	6/3/2006	2000	25,000	$18.235
	6/3/2002	6/3/2007	2000	30,000	$18.235
	8/7/2003	8/7/2004	2000	15,306	$16.905
	8/7/2003	8/7/2005	2000	15,306	$16.905
	8/7/2003	8/7/2006	2000	15,306	$16.905
	8/7/2003	8/7/2007	2000	15,306	$16.905
	6/1/2004	6/1/2005	2000	19,000	$23.350
	6/1/2004	6/1/2006	2000	19,000	$23.350
	6/1/2004	6/1/2007	2000	19,000	$23.350
	7/19/2005	7/19/2006	2005	20,000	$31.575
	7/19/2005	7/19/2007	2005	20,000	$31.575
	6/2/2006	6/2/2007	2005	7,500	$45.860
Total outstanding options vested on or before 5/31/08				330,092

Name	Grant Date	Vest Date	Plan	Shares	Price
Williams, Carl J.	3/15/2004	3/15/2008	2000	32,500	$21.605
	6/2/2006	6/2/2007	2005	6,250	$45.860
Total outstanding options vested on or before 5/31/08				38,750

Name	Grant Date	Vest Date	Plan	Shares	Price
Tornay, Suellyn P.	6/3/2002	6/3/2007	2000	9,000	$18.235
	8/7/2003	8/7/2007	2000	8,002	$16.905
	7/19/2005	7/19/2006	2005	7,500	$31.575
	7/19/2005	7/19/2007	2005	7,500	$31.575
	6/2/2006	6/2/2007	2005	3,000	$45.860
Total outstanding options vested on or before 5/31/08				35,002

(2)	The vesting schedule for the unexercisable options reflected in column (c) for each Named Executive Officer is contained in the following tables:

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul R.	6/1/2004	6/1/2008	2000	38,500	$23.350
	7/19/2005	7/19/2008	2005	45,000	$31.575
	7/19/2005	7/19/2009	2005	45,000	$31.575
	6/2/2006	6/2/2008	2005	16,250	$45.860
	6/2/2006	6/2/2009	2005	16,250	$45.860
	6/2/2006	6/2/2010	2005	16,250	$45.860
	7/31/2007	7/31/2008	2005	10,386	$37.400
	7/31/2007	7/31/2009	2005	10,386	$37.400
	7/31/2007	7/31/2010	2005	10,386	$37.400
	7/31/2007	7/31/2011	2005	10,386	$37.400
Total outstanding options which were unvested on 5/31/08				218,794

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph C	6/25/2004	6/25/2008	2000	7,500	$22.500
	7/19/2005	7/19/2008	2005	7,500	$31.575
	7/19/2005	7/19/2009	2005	7,500	$31.575
	8/24/2005	8/24/2008	2005	5,000	$32.200
	8/24/2005	8/24/2009	2005	5,000	$32.200
	6/2/2006	6/2/2008	2005	4,250	$45.860
	6/2/2006	6/2/2009	2005	4,250	$45.860
	6/2/2006	6/2/2010	2005	4,250	$45.860
	7/31/2007	7/31/2008	2005	2,216	$37.400
	7/31/2007	7/31/2009	2005	2,216	$37.400
	7/31/2007	7/31/2010	2005	2,216	$37.400
	7/31/2007	7/31/2011	2005	2,216	$37.400
Total outstanding options which were unvested on 5/31/08				54,114

Name	Grant Date	Vest Date	Plan	Shares	Price
Kelly, James G.	6/1/2004	6/1/2008	2000	19,000	$23.350
	7/19/2005	7/19/2008	2005	20,000	$31.575
	7/19/2005	7/19/2009	2005	20,000	$31.575
	6/2/2006	6/2/2008	2005	7,500	$45.860
	6/2/2006	6/2/2009	2005	7,500	$45.860
	6/2/2006	6/2/2010	2005	7,500	$45.860
	7/31/2007	7/31/2008	2005	3,463	$37.400
	7/31/2007	7/31/2009	2005	3,462	$37.400
	7/31/2007	7/31/2010	2005	3,462	$37.400
	7/31/2007	7/31/2011	2005	3,462	$37.400
Total outstanding options which were unvested on 5/31/08				95,349

Name	Grant Date	Vest Date	Plan	Shares	Price
Williams, Carl J.	6/1/2004	6/1/2008	2000	7,500	$23.350
	7/19/2005	7/19/2008	2005	7,500	$31.575
	7/19/2005	7/19/2009	2005	7,500	$31.575
	6/2/2006	6/2/2008	2005	6,250	$45.860
	6/2/2006	6/2/2009	2005	6,250	$45.860
	6/2/2006	6/2/2010	2005	6,250	$45.860
	7/31/2007	7/31/2008	2005	3,463	$37.400
	7/31/2007	7/31/2009	2005	3,462	$37.400
	7/31/2007	7/31/2010	2005	3,462	$37.400
	7/31/2007	7/31/2011	2005	3,462	$37.400
Total outstanding options which were unvested on 5/31/08				55,099

Name	Grant Date	Vest Date	Plan	Shares	Price
Tornay, Suellyn P.	6/25/2004	6/25/2008	2000	10,000	$22.500
	7/19/2005	7/19/2008	2005	7,500	$31.575
	7/19/2005	7/19/2009	2005	7,500	$31.575

	6/2/2006	6/2/2008	2005	3,000	$45.860
	6/2/2006	6/2/2009	2005	3,000	$45.860
	6/2/2006	6/2/2010	2005	3,000	$45.860
	7/31/2007	7/31/2008	2005	1,662	$37.400
	7/31/2007	7/31/2009	2005	1,662	$37.400
	7/31/2007	7/31/2010	2005	1,662	$37.400
	7/31/2007	7/31/2011	2005	1,662	$37.400
Total outstanding options which were unvested on 5/31/08				40,648

(3)	The vesting schedule for unvested restricted stock held on May 31, 2007, which is reflected in column (g) for each Named Executive Officer, is contained in the following table:

Name	Grant Date	Plan	Vest Date	Shares
Garcia, Paul R.	7/23/2007	2005	7/23/2008	8,192
	7/23/2007	2005	7/23/2009	8,191
	7/23/2007	2005	7/23/2010	8,191
				24,574 Total
Hyde, Joseph C	7/23/2007	2005	7/23/2008	1,639
	7/23/2007	2005	7/23/2009	1,638
	7/23/2007	2005	7/23/2010	1,638
				4,915 Total
Kelly, James G.	7/23/2007	2005	7/23/2008	2,731
	7/23/2007	2005	7/23/2009	2,730
	7/23/2007	2005	7/23/2010	2,730
				8,191 Total
Williams, Carl J.	7/19/2005	2005	7/19/2008	6,667
	7/19/2005	2005	7/19/2009	6,666
	7/23/2007	2005	7/23/2008	2,185
	7/23/2007	2005	7/23/2009	2,184
	7/23/2007	2005	7/23/2010	2,184
				19,886 Total
Tornay, Suellyn P.	7/23/2007	2005	7/23/2008	1,093
	7/23/2007	2005	7/23/2009	1,092
	7/23/2007	2005	7/23/2010	1,092
				3,277 Total

(4)	The market value included in this column is the number of shares contained in column (g) multiplied by Company’s stock price on the first business day after May 31, 2008, which was $46.46.

(5)	On July 31, 2007, each Named Executive Officer was given a target award of performance-based restricted stock units which could be adjusted up or down depending upon the performance of the Company. The adjustment factors are described in the Compensation Discussion and Analysis section under the sub-heading “Performance Based Restricted Stock Units.” The number shown in this column reflects the actual number of performance units received by the executive after the results were certified on July 31, 2008. As described in the Compensation Discussion and Analysis section, such performance-based restricted stock units were converted into shares of restricted stock. 25% of the shares were paid to the executive immediately on July 31, 2008 and the remaining 75% of the shares will vest in three equal installments over the three year period following July 31, 2008.

(6)	The market value included in this column is the number of shares contained in column (i) multiplied by the Company’s stock price on the first business day after May 31, 2008, which was $46.46.

D.	Options Exercises and Stock Vested

The following table provides information on options and stock awards that vested in fiscal year 2008. The shares shown as acquired on exercise or on vesting represent shares of the Company’s Common Stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Paul R. Garcia	43,958	$1,156,401	37,767	$1,458,430
Joseph C. Hyde	9,000	$189,672	3,609	$139,393
James G. Kelly	39,600	$1,174,730	22,449	$866,838
Carl J. Williams	47,500	$940,794	8,851	$343,536
Suellyn P. Tornay	55,000	$1,145,965	5,548	$214,271

E.	Pension Benefits

We maintain a noncontributory defined benefit pension plan covering our United States employees who have met the eligibility provisions, named the “Global Payments Inc. Employees Retirement Plan” or “the Plan.” The Plan was closed to new participants beginning June 1, 1998. Ms. Tornay is the only Named Executive Officer who was hired before June 1, 1998 and, therefore, is the only Named Executive Officer who participates in the Plan. All participants were vested and their years of credited service were frozen on June 1, 1998. Benefits are based on years of service and the ratio of an employee’s compensation during the highest five consecutive years of earnings out of the last ten years of service, divided by his or her Final Average Earnings as of December 31, 1998. Effective May 31, 2004, we modified the Plan to cease benefit accruals for increases in compensation levels. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

We calculate the present values shown in the table below using: (i) the same discount rates it uses for calculations for benefit obligation calculations for financial statement reporting purposes, 6.75%; and (ii) the Plan’s earliest unreduced benefit retirement age based on the participant’s age and service, age 65. The present values shown in the table reflect post-retirement mortality, based on the assumptions used in the calculations for financial statement reporting purposes, the RP2000 Combined Mortality table, but do not include an assumption of pre-retirement termination, mortality, or disability.

The Plan provides participants with a monthly life annuity at normal retirement calculated by subtracting (b) from (a), and then multiplying the difference by (c) as defined below where:

(a)	= 1.65% of Final Average Earnings as of December 31, 1998 multiplied by years of credited benefit service (up to a maximum of 35 years).

(b)	= .75% of the participant’s Integration Level multiplied by years of credited benefit service (up to a maximum of 35 years).

(c)	= (a) – (b) multiplied by the ratio of Final Average Earnings as of the earlier of termination or May 31, 2004 to Final Average Earnings as of December 31, 1998.

The monthly benefit will be 1/12th of the amount calculated above.

For purposes of these calculations, “Final Average Earnings” is the average of the five consecutive calendar years, or the participant’s period of employment, if shorter, in which the participant had his or her highest annual earnings during the ten calendar years immediately preceding the earlier of (i) May 31, 2004, or (ii) the participant’s normal retirement date. Earnings include all compensation paid to the participant such as base salary or wages, bonuses, and commissions. However, earnings exclude the cost of group insurance premiums we pay, moving expenses, and taxable equity compensation. Annual earnings for purposes of the benefit calculation is limited to $200,000 adjusted for cost of living increases from January 1, 2002, in accordance with Section 401(a)(17) of the Internal Revenue Code.

The “Integration Level” is the lower of the participant’s (1) Three-Year Average Social Security Earnings and (2) Covered Compensation.

“Three-Year Average Social Security Earnings” is the average of the participant’s annual earnings for the last three consecutive calendar years before employment is terminated, or the period of employment, if shorter, provided that each year’s annual earnings cannot exceed the Social Security taxable wage base in effect on the first day of the year.

“Covered Compensation” is the average of the Social Security taxable wage bases for the 35 calendar years ending with the year in which the participant reaches the Social Security normal retirement age. If the participant terminates employment before the Social Security normal retirement age, then, for purposes of computing the participant’s covered compensation for any year, it will be assumed that the Social Security taxable wage base in effect at the beginning of the year will remain the same for all future years.

The following table provides the actuarial present value of each Named Executive Officer’s total accumulated benefit as of May 31, 2008.

Name	Plan Name	Number of Years of Credited Service (#)		Present value of Accumulated Benefit ($)	Payments During Last Fiscal Year
(a)	(b)	(c)		(d)	(e)
Paul R. Garcia	—	—		—	—
Joseph C. Hyde	—	—		—	—
James G. Kelly	—	—		—	—
Carl J. Williams	—	—		—	—
Suellyn P. Tornay	Global Payments Inc. Employees Retirement Plan	11.58	(1)	$77,229	0

(1)	Ms. Tornay has 21 actual years of service with the Company. However, this plan was frozen on June 1, 1998. (See narrative above for additional details.) As a result, the years credited for the pension plan are less than her actual years of service.

F.	Non-qualified Deferred Compensation

We do not currently offer any non-qualified deferred compensation to any of our Named Executive Officers.

G.	Employment Agreements

(1) Summary of Employment Agreements. Each of the Named Executive Officers is a party to an employment agreement with the Company, the material terms of which are summarized below.

Each foregoing executive is entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific financial objectives reflecting his area and scope of responsibility. Each such executive is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

Each foregoing executive who is party to an employment agreement has agreed not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his or her employment.

Each of the employment agreements may be terminated by the Company at any time for “cause” or “poor performance” (as defined therein) or for no reason, or by the applicable executive with or without “good reason” (as defined therein). Each employment agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code.

If, prior to a change in control, the executive’s employment is terminated by the Company without cause (but not for poor performance) or he or she resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination plus all or a portion of such executive’s target annual bonus for the current year. The agreements vary, but for a period of up to 18 months the Company will continue to pay the executive his or her base salary and will provide either health insurance coverage or reimbursement pursuant to COBRA. The agreements vary but, generally, all of the restricted stock awards of the executive will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days.

If, prior to a change in control, the executive’s employment is terminated by the Company for poor performance, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination. In addition, the executive may receive all or a portion of his or her target annual bonus for the current year. The agreements vary, but for a period of up to 12 months the Company will continue to pay the executive his or her base salary and will provide either health insurance coverage or reimbursement pursuant to COBRA. In addition, the executive’s restricted stock awards and stock options that would have vested in the next 24 months will vest, and the options will remain exercisable for 90 days.

If, within 36 months after a change in control, the executive’s employment is terminated by the Company without cause or such executive resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination plus 100% of his or her annual bonus opportunity for the current year. The agreements vary, but for a period of up to 24 months the Company will continue to pay the executive his or her base salary and will provide either health insurance coverage or reimbursement pursuant to COBRA. In addition, all of the restricted stock awards and stock options of the executive will vest, and the options will remain exercisable for 90 days.

Whether or not a change in control shall have occurred, if the employment of the executive is terminated by reason of his death, disability or retirement, such executive will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. In addition, all of the restricted stock awards and stock options of the executive will vest in accordance with the terms of the plan, which is applicable to all employees who participate in the equity incentive plans.

If the Company terminates the executive for cause, or if he or she resigns from the Company without good reason, such executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of the employments agreements.

For purposes of these employment agreements, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the Company will not, of itself, constitute a change in control. Each of these employment agreements provides that the executive will be entitled to a tax gross-up payment from the Company to cover any excise tax liability such executive may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

In addition, each of the agreements contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(2) Value of Potential Payments upon Termination or Change in Control. The following tables summarize the value of the termination payments and benefits that each of our Named Executive Officers would receive if such executive had terminated employment on May 31, 2008 under the circumstances shown. The amounts shown in the tables do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. A termination of employment due to death, disability, or retirement does entitle the executive to an acceleration of all of his outstanding stock and options, but since that is a provision of the incentive plans, the Named Executive Officers would not be entitled to any payments or benefits that are not available to salaried employees generally who are also participants in the plans. For the purposes of the table below, we have assumed that the price of the Company’s stock was the closing price on the first business day after May 31, 2008, which was $46.46.

Paul R. Garcia

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in Connection with a Change of Control
Base salary severance (1)	$425,000-$1,275,000	Minimum of 6 month’s salary continuation but up to 18 months (2)	0-$850,000	Up to 12 months of salary continuation (3)	$1,700,000	24 months of salary continuation
Other cash severance	$680,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$680,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$680,000	100% of target opportunity
Restricted Stock Acceleration	$1,141,708	all	$761,154	24 months	$1,141,708	all
Performance Based Restricted Stock Unit Acceleration	$3,388,003	all	$1,694,025	24 months	$3,388,003	all
Stock Option Acceleration	$2,437,079	24 months	$2,437,079	24 months	$2,635,023	all
Benefit Continuation	$15,629 max.	up to 18 months	$10,419 max.	up to 12 months	$20,838 max.	up to 24 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Garcia’s base salary as of May 31, 2008, which was $850,000.

(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed elsewhere. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.

(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 12 months, but ceases in the event he becomes employed elsewhere or violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0			all	$1,141,708	all	$1,141,708	all
Performance Based Restricted Stock Unit Acceleration	$847,012	25%	$3,388,003	all	$3,388,003	all	$3,388,003	all
Stock Option Acceleration	0		$2,635,023	all	$2,635,023	all	$2,635,023	all
Benefit Continuation	0		0		0		0

Joseph C. Hyde

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$182,500-$547,500	Minimum of 6 months salary continuation but up to 18 months (2)	0-$365,000	Up to 12 months of salary continuation (3)	$730,000	24 months
Other cash severance	$100,375 minimum	At least 50% of target opportunity is guaranteed	0	No bonus guaranteed	$200,750	100% of target opportunity
Restricted Stock Acceleration	$228,351	all	$152,249	24 months	$228,351	all
Performance Based Restricted Stock Unit Acceleration	$722,825	all	$361,459	24 months	$722,825	all
Stock Option Acceleration	$590,829	24 months	$590,829	24 months	$633,533	all
Benefit Continuation	$17,962 max.	up to 18 months	$11,975 max	up to 12 months	$17,962 max.	up to 18 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Hyde’s base salary as of May 31, 2008, which was $365,000.

(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed elsewhere or engaging in other income-producing activities (which is further specified in his agreement). The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.

(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 12 months, but ceases in the event he becomes employed elsewhere or engages in other income-producing activities (which is further specified in his agreement) or violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$228,351	all	$228,351	all	$228,351	all
Performance Based Restricted Stock Unit Acceleration	$180,776	25%	$722,825	all	$722,825	all	$722,825	all
Stock Option Acceleration	0		$633,553	all	$633,553	all	$633,553	all
Benefit Continuation	0		0		0		0

James G. Kelly

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$250,000-$750,000	Minimum of 6 months salary continuation but up to 18 months (2)	0-$500,000	0-12months (3)	$1,000,000	24 months
Other cash severance	$150,000 minimum	At least 50% of target opportunity is guaranteed	$150,000	At least 50% of target opportunity is guaranteed	$300,000	100% of target opportunity
Restricted Stock Acceleration	$380,554	all	$253,718	24 months	$380,554	all
Performance Based Restricted Stock Unit Acceleration	$1,129,443	all	$564,768	24 months	$1,129,443	all
Stock Option Acceleration	$1,106,231	24 months	$1,106,231	24 months	$1,173,462	all
Benefit Continuation	$23,816 max.	up to 18 months	$15,877 max.	up to 12 months	$23,816 max.	up to 18 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Kelly’s base salary as of May 31, 2008, which was $500,000.

(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed elsewhere or engaging in other income-producing activities (which is further specified in his agreement). The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.

(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 12 months, but ceases in the event he becomes employed elsewhere or engages in other income-producing activities (which is further specified in his agreement) or violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$380,554	all	$380,554	all	$380,554	all
Performance Based Restricted Stock Unit Acceleration	$282,384	25%	$1,129,443	all	$1,129,443	all	$1,129,443	all
Stock Option Acceleration	0		$1,173,462	all	$1,173,462	all	$1,173,462	all
Benefit Continuation	0		0		0		0

Carl J. Williams

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	0-$337,500	0-9 months (2)	0-$225,000	0-6 months (3)	$337,500	9 months
Other cash severance	0-$247,500	not guaranteed	0-$247,500	not guaranteed	$247,500	100% of target opportunity
Restricted Stock Acceleration	Up to $923,904	not guaranteed	$822,435	24 months	$923,904	all
Performance Based Restricted Stock Unit Acceleration	Up to $1,129,443	not guaranteed	$564,768	24 months	$1,129,443	all
Stock Option Acceleration	$466,841	24 months	$466,841	24 months	$533,322	all
Benefit Continuation	$9,868 max.	up to 9 months	$6,579 max.	up to 6 months	$9,868 max.	up to 9 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. William’s base salary as of May 31, 2008, which was $450,000.

(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, his agreement provides for salary continuation for up to 9 months, but ceases in the event he becomes employed elsewhere, engages in other income-producing activities (which is further defined in his agreement), or violates any of the restrictive covenants contained in his employment agreement.

(3)	In the event of a termination for poor performance, his agreement provides for salary continuation for up to 6 months, but ceases in the event he becomes employed elsewhere, engages in other income-producing activities (which is further defined in his agreement), or violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$923,904	all	$923,904	all	$923,904	all
Performance Based Restricted Stock Unit Acceleration	$282,384	25%	$1,129,443	all	$1,129,443	all	$1,129,443	all
Stock Option Acceleration	0		$533,322	all	$533,322	all	$533,322	all
Benefit Continuation	0		0		0		0

Suellyn P. Tornay

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$156,000-$468,000	6-18 months (2)	0-$312,000	0-12 months (3)	$624,000	24 months
Other cash severance	$156,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$156,000	100% of target opportunity since termination is assumed to have occurred on May 31.	$156,000	100% of target opportunity
Restricted Stock Acceleration	$152,249	all	$101,515	24 months	$152,249	all
Performance Based Restricted Stock Unit Acceleration	$542,142	all	$271,094	24 months	$542,142	all
Stock Option Acceleration	$496,590	24 months	$496,590	24 months	$528,506	all
Benefit Continuation	$5,231 max.	up to 18 months	$3,487 max.	up to 12 months	$6,974 max.	up to 24 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Ms. Tornay’s base salary as of May 31, 2008, which was $312,000.

(2)	In the event of a termination by the Company for any reason other than for poor performance or for cause, her agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) her becoming employed elsewhere. The salary continuation ceases if she violates any of the restrictive covenants contained in the employment agreement.

(3)	In the event of a termination for poor performance, her agreement provides for salary continuation for up to 12 months, but ceases in the event she becomes employed elsewhere or violates any of the restrictive covenants contained in her agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0		0		0		0
Other cash severance	0		0		0		0
Restricted Stock Acceleration	0		$152,249	all	$152,249	all	$152,249	all
Performance Based Restricted Stock Unit Acceleration	$135,570	25%	$542,142	all	$542,142	all	$542,142	all
Stock Option Acceleration	0		$528,506	all	$528,506	all	$528,506	all
Benefit Continuation	0		0		0		0

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and to report the results of the Audit Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. In this context, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements as of and for the year ended May 31, 2008. The Audit Committee has discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as adopted, by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Deloitte their independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our annual report on Form 10-K for the year ended May 31, 2008 for filing with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chairperson

Gerald J. Wilkins

Alan M. Silberstein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reporting forms, or written representations that no annual forms (Form 5) were required, we believe that, during the 2008 fiscal year, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934), except a late Form 3 was filed for Mr. Trapp. Also, a late Form 4 was filed reflecting the acquisition of performance based and restricted stock awards for Mr. Garcia, Mr. Hyde, Mr. Kelly, Mr. Limon, Mr. Picciano, Mr. Schuessler, Mr. Williams and Ms. Tornay. Mr. Garcia, Mr. Hyde, and Mr. Kelly each had one late Form 4, and Ms. Tornay and Mr. Williams had two late Form 4s, filed all reflecting disposition of stock. Mr. Trapp had a late Form 5 filed reflecting a gift and transfer of shares into an irrevocable trust. Each of Ms. Tornay, Mr. Garcia, Mr. Kelly, Mr. Picciano and Mr. Hyde each had a late Form 5, reflecting purchases in the Employee Stock Purchase Plan or in the 401k plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934. Management screens for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. In addition, our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and the Company that may create a conflict of interest with the Company and further requires the Chief Executive Officer to approve any such transaction with a related person in writing. The members of our disclosure committee also identify any potential related person transactions. If our management identifies a transaction with a related person, the Audit Committee Charter requires that such transaction be brought to the attention of the Audit Committee for its approval of the financial disclosure pertaining to such transaction. Transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

In the course of settling money transfer transactions, we purchase foreign currency from Consultoria Internacional Casa de Cambio (“CISA”), a Mexican company partially owned by Raul Limon Cortez, who was an executive officer of the Company until his death in April, 2008. Between June 1, 2007 and Mr. Limon’s death, we purchased 6.1 billion Mexican pesos for $560.3 million. We believe that these currency transactions were executed at prevailing market exchange rates. Between June 1, 2007 and Mr. Limon’s death, we incurred $0.5 million of expense to CISA for settlement expense related to settling transactions at destination facilities owned by CISA.

ADDITIONAL INFORMATION

A.	Solicitation of Proxies

The cost of soliciting proxies will be borne by us; however, shareholders voting electronically (via phone or the Internet) should understand that there may be costs associated with electronic access, such as usage charges from Internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of Common Stock. We have also engaged Georgeson Shareholder to solicit proxies on our behalf and we estimate that the fees for such services will not exceed $10,000.

B.	Shareholder Proposals

Only proper proposals under Rule 14a-8 of the Securities Exchange Act of 1934 that are timely received will be included in the proxy statement and proxy for the 2009 annual meeting of shareholders. Notice of shareholder proposals will be considered untimely if received by us after May 7, 2009. If we do not receive notice of any matter that a shareholder wishes to raise at the 2009 annual meeting by July 21, 2009, and a matter is properly raised at such meeting, the proxies granted in connection with that meeting will have discretionary authority whether or not to vote on the matter.

C.	Shareholder List

We will maintain a list of shareholders entitled to vote at the Annual Meeting at our corporate offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. The list will be available for examination at the Annual Meeting.

D.	Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule (but without exhibits) for the fiscal year ended May 31, 2008, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Additionally, the EDGAR version of our Form 10-K is available on the Internet on the SEC’s web site (www.sec.gov).

E.	Closing Price

The closing price of the Common Stock, as reported by the New York Stock Exchange on August 28, 2008 was $49.14.

F.	Code of Business Conduct and Ethics

We have adopted an Employee Code of Conduct and Ethics, a Director Code of Conduct and Ethics, and a Code of Ethics for Senior Financial Officers, all of which are available on our website at www.globalpaymentsinc.com and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473, Attention: Investor Relations.

We intend to post amendments to or waivers from the Code of Ethics for Senior Financial Officers on our website at www.globalpaymentsinc.com.

C123456789
	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 26, 2008.
Vote by Internet •Log on to the Internet and go to www.investorvote.com •Follow the steps outlined on the secured website.

Vote by Telephone

•Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	Ê
01 - Paul R. Garcia*	☐	☐	02 - Gerald J. Wilkins*	☐	☐	03 - Michael W. Trapp*	☐	☐

*Each to serve until the 2011 Annual Meeting of Shareholders, or until their respective successors are elected and qualified or until their respective earlier resignation, retirement, disqualification, removal from office or death.

	For	Against	Abstain

2. On the proposal to ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢ <STOCK#> 00Y41B	C 1234567890 J N T 3 1 A V 0 1 9 0 5 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	Ê

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GLOBAL PAYMENTS INC.

2008 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.

The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes and appoints Paul R. Garcia or Suellyn P. Tornay or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders to be held at the Company’s offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, on September 26, 2008, at 11:00 a.m., Atlanta time (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposal described in the Notice of 2008 Annual Meeting of Shareholders and Proxy Statement, both dated September 4, 2008, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” election of the director nominees named in Proposal 1, “FOR” Proposal 2 relating to the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

YOU MAY VOTE BY TELEPHONE, THE INTERNET, OR U.S. MAIL.

If you are voting by telephone or the Internet, please do not mail your proxy.